Exhibit 10.12
SECURITY NATIONAL BANK AND TRUST CO.
SECOND AMENDED AND RESTATED
1988 DEFERRED COMPENSATION PLAN
     PARK NATIONAL BANK, as successor to Security National Bank and Trust Co. (the “Bank”), established the 1988 Deferred Compensation Plan (the “Plan”) for the benefit of eligible officers and directors, effective June 30, 1988 and as amended and restated effective as of March, 1996. The Plan is hereby amended and restated again for the purpose of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) effective as of December 15, 2008 (“Restatement Effective Date”) as follows:
     Section 1. Administration. The Plan shall be administered by a committee designated for this purpose by the Board of Directors of the Bank. The term “Committee” as used in this Plan document and any amendments to it shall mean such committee. The Committee shall have full power to administer this Plan; and all determinations and actions of the Committee shall be made by a majority of its members.
     Section 2. Participation. Any director of the Bank and any officer of the Bank designated by the Committee shall be eligible to elect to become a “Participant” in this Plan; except that the Board of Directors of the Bank at any time and for any period may exclude any such individual from participating (other than with respect to amounts already credited or elected to be credited to his Deferred Compensation Account under this Plan). Any person who becomes a Participant shall become a former Participant upon termination of service with the Bank (or its Board of Directors) and receipt of the benefits to which he is entitled under the terms of this Plan. Notwithstanding the foregoing, any person who was participating in this Plan as of the Restatement Effective Date shall continue to be a Participant.
     Section 3. Annual Election. Each Participant may elect (a “Deferral Election”) in writing, in the manner prescribed by the Committee, on or before December 31 of each calendar year (or, in the case of a newly eligible person (as defined below), no later than thirty (30) days following the date such person first becomes a newly eligible person) (the “Deferral Election Date”), to defer the Bank’s payment to him of any percentage of salary, director’s fees or other compensation that will be earned by him during the immediately ensuing calendar year (or, in the case of any newly eligible person, after the date of such Person’s Deferral Election) (the “Service Period”); provided, however, that the minimum allowable deferral amount for any Service Period shall be an amount no less than $100 times the number of months in such Service Period. After the dates set forth above, a Deferral Election shall be irrevocable; and the deferred portion of the salary, director’s fees, or other compensation will not be paid to the Participant until the time or times prescribed in Section 9 below. At the time of making any Deferral Election, the Participant shall designate, in accordance with procedures specified by the Committee, the Eligible Investment (as defined in Section 6) or Eligible Investments in which the deferred amount shall be treated as having been invested in accordance with the options made available by the Committee as provided in Section 6. For purposes of this Section 3, a director or officer of the Bank is a “newly eligible person” only if such director or officer is not eligible to participate in any other plan or arrangement that would be aggregated with this Plan under Code Section 409A.

     Section 4. Deferred Compensation Accounts. The amounts deferred with respect to a Participant shall be credited, as specified in Section 5 and/or Section 6 below, to a “Deferred Compensation Account”, established within the Bank’s books and records on behalf of each Participant and reflecting all such amounts deferred by the Participant under this Plan.
     A Participant’s Deferred Compensation Account may consist of either or both Grandfathered Amounts and Section 409A Amounts. For purposes of this Section 4: (a) “Grandfathered Amounts” shall mean the portion, if any, of the Deferred Compensation Account that was earned and vested (within the meaning of Code Section 409A prior to January 1, 2005 and any earnings (whether actual or notional) attributable to such portion of the Deferred Compensation Account and any earnings (whether actual or notional) thereon; and (b) “Section 409A Amounts” shall mean the portion, if any, of the Deferred Compensation Account that does not consist of Grandfathered Amounts.
     Section 5. Credits to Deferred Compensation Accounts. All amounts credited to a Participant’s Deferred Compensation Account shall be treated as though invested and reinvested in one or more Eligible Investments designated by the Participant from time to time in accordance with procedures specified by the Committee. In addition, all dividends, interest, gains and distributions of any nature earned with respect to the Eligible Investment(s) in which a Participant’s Deferred Compensation Account is treated as being invested (collectively, “Earnings”) shall be credited to the Participant’s Deferred Compensation Account as though reinvested in the Eligible Investment with respect to which such Earnings were earned. A Participant’s Deferred Compensation Account also shall be reduced by the amount of any fees or expenses associated with the Eligible Investment(s) in which the account is treated as being invested. The Bank shall provide Participants with periodic reports showing the value of their Deferred Compensation Accounts, as adjusted to reflect fluctuations in the value of the Eligible Investments in which the account is treated as being invested and the addition of any Earnings credited to the account, at such times and in such format as the Committee shall determine.
     Section 6. Eligible Investments. The Committee from time to time may select one or more investment options (“Eligible Investments”) in which a Participant may elect to have amounts allocated to the Participant’s Deferred Compensation Account treated as being invested which may include, without limitation: (i) interest rates specified by, or determined in the manner specified by the Committee, (ii) a rate of return based upon the annual positive total rate of return on shares of common stock of Security Banc Corporation, (iii) an investment in hypothetical shares of common stock of Security Banc Corporation, and (iv) investments in securities, mutual funds, indexes or other investment vehicles or investment measures with readily determinable performance results which are offered by third parties. The Committee shall be under no obligation, however, to provide any Eligible Investment as an option or to continue to provide any Eligible Investment once provided. If the Committee does not provide for any Eligible Investment, all amounts in Participants’ Deferred Compensation Accounts shall be treated as if invested during each calendar year at a rate of interest which is one quarter of one percent (0.25%) greater than the average bond equivalent yield to maturity on one-year United States Treasury Bills in effect for the first five business days in the December immediately proceeding the calendar year (as published in The Wall Street Journal) or such alternate rate as may be set by the Committee for that year at least fifteen (15) days before the beginning of the year (the “Cash Deferral Rate”), and the Cash Deferral Rate shall be deemed to be the Eligible

Investment for purposes of the other provisions of the Plan.
     Section 7. Investment Elections. If the Committee provides one or more Eligible Investments pursuant to Section 6, elections by Participants with respect to the Eligible Investment or Eligible Investments in which their Deferred Compensation Accounts shall be treated as being invested and changes in such elections shall be made at such time or times, with such prior notice, and in such manner, as the Committee may specify, subject to such limitations and restrictions as the Committee may provide. Unless the Committee otherwise provides, if a Participant fails to make an election with respect to all or any part of the Participant’s Deferred Compensation Account, the account shall be treated as having been invested at the Cash Deferral Rate.
     Section 8. Corresponding Investments by the Bank. In order to accumulate assets comparable to the Bank’s liability to Participants which accrues under the Plan, the Bank may, but in no event shall be required to, invest assets in such a manner as to correspond to the hypothetical investment elections made by Participants (other than with respect to any common stock of Security Banc Corporation, if such Investment Option is made available by the Committee or otherwise. Any such investment may be transferred to the Benefit Protection Trust established by the Bank. In no event, however, shall any Participant have any claim to or interest in any such investment by the Bank.
     Section 9. Distributions of Grandfathered Amounts.
     (a) A Participant shall receive payment of the Grandfathered Amounts credited to his Deferred Compensation Account following his termination of service with the Bank (or its Board of Directors) and, unless he has become disabled, his attainment of at least age 55 (early retirement age); except that if the service of a Participant with the Bank (or its Board of Directors) terminates before his 55th birthday, and if either the Participant elects (with or without consent of the Committee) to receive the lump sum payment described in this sentence or the Committee, in its sole discretion, determines that such lump-sum payment shall be made to the Participant with or without his consent, then within sixty (60) days after such election or determination there shall be paid in lump sum to the Participant, in full satisfaction of his rights under this Plan, the Participant’s Grandfathered Amounts minus all Earnings (as defined in Section 5) credited during the one (1) year period immediately preceding the date of such lump sum payment; provided, however, that the Committee, in its sole discretion, may waive all or part of such penalty in such cases as it deems appropriate. For these purposes a Participant shall be considered “disabled” if, because of physical, mental, or emotional reasons, he is unable to perform his normal duties for the Bank and in the Committee’s opinion such condition is likely to continue for at least one year.
     (b) Other than for the lump-sum payment with penalty described in Section 9(a) above, or the hardship distribution permitted in Section 9(e) below, all payments under this Plan shall be on account of the Participant’s retirement, and the form of payment shall be in lump sum (if consented to by the Participant), or in installments over a 5, 10 or 15-year period, as determined by the Committee in its sole and absolute discretion. If an installment method is selected, “interest” and/or “dividend” additions shall continue to be made to the unpaid portion of the Participant’s Deferred Compensation Account until such payment is completed.

     (c) Payments under this Plan shall be made in cash.
     (d) In the event a Participant dies before his Grandfathered Amounts have fully distributed, any undistributed portion shall be paid to the beneficiary and in the manner he has designated under this Plan on a form provided by, and delivered to, the Committee, or if such beneficiary has not been properly designated or for any reason payment cannot be made to such beneficiary, then payment shall be made to the Participant’s estate. The determination of the Committee as to who is a proper payee of benefits hereunder shall be conclusive on all persons claiming under or through any Participant.
     (e) In the event a Participant, a former Participant, or a beneficiary of a deceased Participant demonstrates to the satisfaction of the Committee the existence of a serious financial hardship, the Committee, in its sole and absolute discretion, may direct an immediate payment of Grandfathered Amounts to such individual, with appropriate adjustment (without penalty) being made to the Participant’s, or former or deceased Participant’s, Grandfathered Amounts.
     (f) The Bank shall withhold from any payments under this Plan the amount of any taxes required to be withheld under federal, state or local law.
     Section 9A. Distributions of Section 409A Amounts.
     (a) A Participant shall receive payment of the Section 409A Amounts credited to his Deferred Compensation Account following his Separation from Service with the Bank (or its Board of Directors) and, unless he has become disabled, his attainment of at least age 55 (early retirement age); except that if the Participant Separates from Service with the Bank (or its Board of Directors) before his 55th birthday, the Committee, in its sole discretion, may distribute, in a single lump sum within sixty (60) days following such Separation from Service in full satisfaction of his rights under this Plan, the Participant’s Section 409A Amounts minus all Earnings (as defined in Section 5) credited during the one (1) year period immediately preceding the date of such lump sum payment; provided, however, that the Committee, in its sole discretion, may waive all or part of such penalty in such cases as it deems appropriate.
     For these purposes: (i) a Participant shall be considered “disabled” if, because of physical, mental, or emotional reasons, he is unable to perform his normal duties for the Bank and in the Committee’s opinion such condition is likely to continue for at least one (1) year; and (ii) a “Separation from Service” shall mean the Participant’s “separation from service” within the meaning of Code Section 409A from the Bank and all entities with whom the Bank would be treated as a single employer under Code Sections 414(b) and (c).
     (b) Other than for the Unforeseeable Emergency distribution permitted in Section 9A(e) below, all payments under this Plan shall be on account of the Participant’s Separation from Service, and the form of payment shall be in single lump sum, unless the Participant has elected to receive payment in installments. Any election by the Participant to receive payment in a form other than lump sum shall be made in accordance with Section 9A(g).
     (c) Payments under this Plan shall be made in cash.
     (d) In the event a Participant dies before his Section 409A Amounts have been fully distributed, any undistributed amounts shall be paid to the beneficiary and in the manner he has designated under this Plan on a form provided by, and delivered to, the Committee, or if such beneficiary has not been properly designated or for any reason payment cannot be made to such beneficiary, then payment shall be made to the Participant’s estate. The determination of the Committee as to who is a proper payee of benefits hereunder shall be conclusive on all persons claiming under or through any Participant.
     (e) A Participant may request a distribution from all or part of his Account upon the occurrence of an Unforeseeable Emergency. As a condition of receiving a distribution under this Section 9A(e), the Participant must file a written application with the Committee specifying the nature of the Unforeseeable Emergency, the amount needed to address the Unforeseeable Emergency and supplying any other information the Committee, in its discretion, may need to ensure that the conditions specified in this Section 9A(e) are satisfied. The Committee shall, in its sole discretion, determine whether an Unforeseeable Emergency exists and distribute an amount to the Participant which shall not be greater than the amount reasonably necessary to satisfy the emergency need (plus the amount necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution) or, if less, the value of the Participant’s Account as of the distribution date. A distribution on account of an Unforeseeable Emergency may not be made to the extent such emergency is or may be relieved through a cancellation of Deferrals under this Plan, reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause a severe financial hardship.
     For purposes of this Section 9A(e), an “Unforeseeable Emergency” means a severe financial hardship to the Participant within the meaning of IRS Regulations §1.409A-3(i)(3) resulting from (a) an illness or accident of the Participant or the Participant’s spouse, Beneficiary or dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof), (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
     (f) The Bank shall withhold from any payments under this Plan the amount of any taxes required to be withheld under federal, state or local law.
     (g) Notwithstanding the foregoing, a Participant may change the time or form of payment of Section 409A Amounts as follows:
     (i) Prior to December 31, 2008. On or before December 31, 2008, a Participant may change the time or form for payment of his Section 409A Amounts by describing the new time or form for payment in a writing submitted to the Bank before December 31, 2008; provided, however, that: (A) such election will not apply to any amount otherwise payable in 2008; and (B) such election may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008. Such election must be made in the form prescribed by the Bank. After December 31, 2008, any election made pursuant to this Section 9A(g)(i) may be changed or revoked only as provided in Section 9A(g)(ii).
     (ii) After December 31, 2008. A Participant may change the time or form for payment of his Section 409A Amount by describing the new time or form for payment in a writing submitted to the Bank; provided, however, that (A) any such change to an existing election may not take effect until at least twelve (12) months after the date on which the election is submitted; (B) the payment with respect to which such election is made must be deferred (other than due to death) for a period of at least five (5) years from the date such payment would otherwise have been made (or, in the case of installment payments treated as a single payment, five (5) years from the date the first amount was scheduled to be paid); and (C) any election affecting a distribution at a specified time must be made not less than twelve (12) months before the date the amount is scheduled to be paid (or, in the case of installment payments treated as a single payment, twelve (12) months before the date the first amount was scheduled to be paid).
     (h) Notwithstanding anything in this Plan to the contrary, in the event that the Participant is a “specified employee” (as defined in Code Section 409A) of the Bank (or of any entity with whom the Bank is treated as a single employer for purposes of Code Sections 414(b) and (c)), determined pursuant to the Bank’s (or such entity’s) policy for identifying specified employees, on the date of his Separation from Service, no payment on account of the Participant’s Separation from Service shall be made until the first day of the seventh month following the date of Separation from Service (or, if earlier, the date of his death). The cumulative amount paid on such day shall include any payments that could not be made during such period.
     Section 10. No Fund. Except as provided under the Benefit Protection Trust adopted by the Bank in connection with this Plan, the obligations under this Plan are those of the Bank only, and this Plan imposes no obligation on the Bank to provide for payment of benefits hereunder through any specific source or fund; and neither the Participant nor any person claiming under or through him shall have any interest in any specific asset or assets owned or held by the Bank by reason of this Plan.
     Section 11. No Assignment. To the extent permitted by law, none of the benefits payable hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge shall be void; nor shall benefits be subject to the claims of creditors or others, nor to legal process.
     Section 12. Amendment and Termination. The Bank reserves the right, through action of its Board of Directors, from time to time to amend, supplement, or terminate this Plan in any manner it chooses, except that no amendment, supplement, or termination without the consent of a Participant shall affect the payment to him of any amount credited to his Deferred Compensation Account (or elected by him to be so credited) prior to the time he is given written notice by the Committee of the adoption of such amendment, supplement, or termination; and in the event the Plan is terminated, amounts credited to Deferred Compensation Accounts under the Plan will be distributed as provided in Section 9 until the last Participant has received distribution in full.
     Section 13. Claims Procedure. Any Participant or beneficiary who believe that he or she is entitled to an unpaid Plan benefit may file a claim with the Bank using the same procedures described in the Security National Bank and Trust Co. Amended and Restated Nonqualified Deferred Compensation Plan, as it may be amended from time to time.
     Section 14 Code Section 409A. This Plan is intended to comply with the requirements of Code Section 409A and the regulations promulgated thereunder, to the extent applicable, and, to the maximum extent permitted by law, shall be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Director, and none of the Bank, the Board of Directors of the Bank, the Committee or any other person shall have any liability with respect to any failure to comply with Code Section 409A. The Bank may accelerate the time or schedule of payment of the Participants’ Accounts at any time this Agreement fails to meet the requirements of Code Section 409A. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.
     IN WITNESS WHEREOF, the Bank has caused this instrument to be executed by its officers hereunto duly authorized effective as of the Restatement Effective Date..

PARK NATIONAL BANK

By	/s/ David L. Trautman, Pres.

Name:	David L. Trautman
Title:	President